Exhibit 10.13

COX EXECUTIVE SUPPLEMENTAL PLAN

AS AMENDED AND RESTATED

JANUARY 1, 2005

ARTICLE 1 DEFINITIONS		1

1.1	Accrued Retirement Benefit	1

1.2	Applicable Percentage	1

1.3	Average Compensation	2

1.4	Beneficiary	2

1.5	Benefit Service	2

1.6	Board	3

1.7	CESP	3

1.8	CNEBP	3

1.9	Code	3

1.10	Committee	3

1.11	Dental Care	3

1.12	Dependent Children	3

1.13	Dependents	4

1.14	Disability Benefit Date	4

1.15	Disabled Participant	4

1.16	Early Retirement Date	5

1.17	Employee	5

1.18	ERISA	5

1.19	Health Care Expenses	5

1.20	Insurance Company	5

1.21	Medical Care	5

1.22	Newspaper Employee	6

1.23	Normal Retirement Date	6

1.24	Participant	6

1.25	Participating Company	6

1.26	Pension Plan	6

1.27	Plan Administrator	6

1.28	Plan Year	6

1.29	Reimbursement-Eligible Participant	6

1.30	Separation from Service	6

1.31	Spouse	7

1.32	Trader SERP	7

1.33	Vested Date	7

1.34	Vesting Service	7

1.35	Vision Care	7

ARTICLE 2 NORMAL RETIREMENT		7

2.1	Retirement Date	7

2.2	Normal Retirement Benefit	8

	(a) General Rule	8

	(b) Special Rule for Former Trader SERP Participants	8

	(c) Special Rule for Rehired Employees	9

2.3	Minimum Retirement Benefit	9

ARTICLE 3 EARLY RETIREMENT		9

3.1	Early Retirement Date	9

3.2	Early Retirement Benefit	10

ARTICLE 4 DISABILITY BENEFIT		10

4.1	Disability Benefit	10

4.2	Reinstatement as Active Employee	11

4.3	Preemption of Other Compensation	11

4.4	Death	11

4.5	Lapse of Disability Benefit	12

ARTICLE 5 DEATH BENEFIT		12

5.1	Pre-Retirement Death Benefit for Active Employees	12

	(a) General Rule	12

	(b) Special Rules	13

5.2	Pre-Retirement Death Benefit for Terminated Employees	13

5.3	Post-Retirement Death Benefit	13

ARTICLE 6 VESTED BENEFIT		14

6.1	Vested Date	14

6.2	Vested Benefit	14

6.3	Special Rule for Certain Pilots	15

ARTICLE 7 NO DUPLICATION OF BENEFITS		15

ARTICLE 8 BENEFIT PAYMENT FORMS		16

8.1	Benefit Payment Forms	16

8.2	Involuntary Cash-out	18

- ii -

ARTICLE 9 MEDICAL, DENTAL AND VISION CARE REIMBURSEMENT		18

9.1	Description of Reimbursable Benefits	18

9.2	Reimbursement Procedure	19

	(a) General	19

	(b) Claim Review Procedure	20

	(c) Participating Company	20

	(d) Source of Reimbursement	20

9.3	Participation In Health Care Programs	21

9.4	Termination of Participation	21

	(a) General Rule	21

	(b) Exceptions	21

ARTICLE 10 SOURCE OF RECORDS AND BENEFIT PAYMENTS		22

10.1	Records	22

10.2	Participating Employer Who Pays Benefits	23

10.3	Participant List	23

10.4	Source of Benefit Payments	23

ARTICLE 11 SPECIAL PROVISIONS		23

11.1	Misconduct	23

11.2	Application for Benefits	23

ARTICLE 12 MANAGEMENT COMMITTEE		24

12.1	General	24

12.2	Powers	24

12.3	Records	24

ARTICLE 13 AMENDMENT AND TERMINATION		25

13.1	Amendment	25

13.2	Termination	25

ARTICLE 14 MISCELLANEOUS		25

14.1	Headings	25

14.2	Construction	26

14.3	Agent for Service of Process	26

14.4	Plan Administrator	26

14.5	No Assignment	26

14.6	Effect of CESP	26

- iii -

14.7	Legal Competency	26

14.8	Reimbursement Benefits	26

14.9	Compliance with Code Section 409A	26

- iv -

COX EXECUTIVE SUPPLEMENTAL PLAN

Cox Enterprises, Inc. (the “Company”) hereby amends and restates the Cox Executive Supplemental Plan as first adopted effective January 1, 1987 and merges herewith the Cox Newspapers Executive Benefit Plan as amended and restated January 1, 1987. The effective date of this amended and restated CESP shall be January 1, 2005. The benefits payable under the CESP shall be effective only as to those Participants whose employment last terminated on or after January 1, 2005. The rights and benefits, if any, of a Participant whose employment last terminated before January 1, 2005 shall be determined in accordance with the provisions of the plan in which he or she participated as in effect on the date employment terminated. The primary purpose of the CESP is to provide supplemental pension benefits for a select group of management employees and their dependents.

ARTICLE 1

DEFINITIONS

For the purpose of the CESP, unless the context requires otherwise, the following words and phrases shall have the meanings indicated in this Article 1. All other capitalized terms used herein shall have the same meanings ascribed thereto in the Pension Plan.

1.1 Accrued Retirement Benefit - means as to each Participant a monthly benefit that is equal to the Participant’s Normal Retirement Benefit computed as of any date in accordance with Section 2.2.

1.2 Applicable Percentage - means, to the extent relevant, the percentage amount shown under the following schedule that corresponds to the Participant’s completed years of Benefit Service on the date his or her status as an Employee terminates by reason of his or her death or, with respect to a Newspaper Employee (as defined in Section 1.22), by reason of his or her disability, as appropriate:

Years of Benefit Service	Applicable Percentage
0 but less than 10	25%
10 but less than 15	30%
15 but less than 20	35%
20 but less than 25	40%
25 but less than 30	45%
30 or more	50%

Notwithstanding the foregoing to the contrary, the maximum Applicable Percentage for any Newspaper Employee who has 20 or more years of Benefit Service is 40%.

1.3 Average Compensation - means a Participant’s highest average monthly Compensation (as that term is defined in the Pension Plan except without regard to the dollar limit under Section 401(a)(17) of the Code) paid by the Company or a Participating Company to the Participant during any 60 calendar months out of the 72 consecutive calendar months (or the total of the calendar months of his or her employment by the Company to a maximum of 60 months, if less than 72) ending with the calendar month that includes the Participant’s Normal Retirement Date, Disability Retirement Date, Deferred Retirement Date, Early Retirement Date or the date his or her employment with the Company actually terminates when his or her benefits are calculated under Article V of the Pension Plan. Notwithstanding the foregoing and only to the extent necessary, for purposes of Section 2.2(b), the determination of “Average Compensation” shall include amounts of compensation credited to any Participant under the Trader SERP (as defined in Section 1.32) during the 60 consecutive calendar months ending with the calendar month in which such Participants first became Employees.

1.4 Beneficiary - means (a) the person or persons, natural or otherwise, so designated in writing by the Participant in a form provided for this purpose (and, in the event that more than one person is so designated, benefits shall be allocated equally among such persons unless another allocation method acceptable to the Committee is specified in such designation) or (b) the Participant’s estate in the event no such designation is made, no person so designated survives the Participant or no person so designated survives until the death benefit, if any, payable on behalf of the Participant under Article 5 of the CESP has been paid in full.

1.5 Benefit Service - means as to each Participant his or her number of Years of Benefit Service, as credited in accordance with the terms of the Pension Plan; provided that each Newspaper Employee, as of January 1, 2005, shall be credited with a number of years of Benefit Service no less than the number of years of benefit service to which he or she was entitled under the terms of the CNEBP as of December 31, 2004. In addition, with respect to any Participant who is a former employee of Trader Publishing Company and who waived participation in the Trader SERP in accordance with the Agreement and Plan of Reorganization dated September 10, 2006, Benefit Service will include all years of service credited on behalf of such Participant under the Trader SERP. Notwithstanding the foregoing, with respect to certain Participants designated by the Committee in its sole discretion, Benefit Service means only such Participant’s “prospective service,” meaning the number of Years of Benefit Service that was credited under the terms of the applicable Pension Plan after the date on which such Participant became eligible to participate in the CESP.

1.6 Board - means the Board of Directors of the Company.

1.7 CESP - means the Cox Executive Supplemental Plan, as amended and restated as of January 1, 2005.

1.8 CNEBP - means the Cox Newspapers Executive Benefit Plan, as amended and restated January 1, 1987.

1.9 Code - means the Internal Revenue Code of 1986, as amended, or any successor statute.

1.10 Committee - means the Management Committee as described in Article 12.

1.11 Dental Care - means any treatment, procedure, service or device for an eligible Participant or for his or her Dependents that is undertaken, authorized, supervised or made by an individual who is licensed to practice dentistry and that is covered by the definition of medical care in Section 213(d) of the Code and the regulations thereunder.

1.12 Dependent Children - means (a) each son or daughter, whether natural or otherwise, of the Participant who is under 23 years of age, a legally adopted child who is under 23 years of age, whether or not the adoption has become final, or a stepchild or other child who is under 23 years of age, in each case who is unmarried and depends on the Participant for support and lives with the Employee in a regular parent child relationship; (b) any mentally or physically incapacitated son or daughter, including a legally adopted child (regardless of whether the adoption has become final) and a stepchild, of the Participant beyond the age of 23 if a request is submitted to the Cox Enterprises, Inc. Welfare Benefit Plan for extended coverage and such request is approved prior to such son or daughter reaching their 23rd birthday; and (c), effective January 1, 2008, each son or daughter, whether natural or otherwise, including a legally adopted child (regardless of whether the adoption has become final) and a stepchild, of the Participant who is at least 23 years of age and under 25 years of age, if he or she is a full-time student at an accredited educational institution and properly claimed as a “dependent” of the Participant under federal income tax guidelines.

1.13 Dependents - means an eligible Participant’s Spouse and his or her Dependent Children.

1.14 Disability Benefit Date - means the first day of the first month that coincides with, or immediately follows, the date fixed by the Committee acting in its sole discretion as the date on which, in retrospect, a Participant first became a Disabled Participant.

1.15 Disabled Participant - means a Participant who is so designated by the Committee on the basis of its determination that he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Participating Company. The Committee’s determination shall be based upon an examination of all the facts and circumstances that in its discretion it deems to be relevant (including a report from one or more licensed physicians or psychiatrists selected by the Committee) and the Committee’s determination shall be final. The Committee shall review a Participant’s designation as a Disabled Participant on or before the first anniversary of his or her Disability Benefit Date, and subsequently every two years thereafter, by examining such information and facts as the Committee in its discretion may request from the Disabled Participant. The Committee may terminate a Participant’s designation as a Disabled Participant at any time based upon an examination of all the facts and circumstances that, in its discretion, it deems to be relevant (including a report from one or more licensed physicians or psychiatrists selected by the Committee) and the Committee’s determination shall be final. Notwithstanding any provision herein to the contrary, in no event will any Participant who is eligible for a benefit under the terms of Section 2.2(b) of the CESP be designated as a Disabled Participant.

1.16 Early Retirement Date - means the first day of the first month that coincides with, or immediately follows, the date on which a Participant has a Separation from Service, (i) before his or her Normal Retirement Date and (ii) on or after the date the Participant (a) reaches age fifty-five (55) and (b) completes ten (10) or more years of Vesting Service.

1.17 Employee - means an individual who is an employee of the Company or of a Participating Company (i) who (A) has the highest level of operational, policy or professional responsibilities, or (B) has high executive, supervisory or professional responsibility; (ii) who is so designated by Committee resolution; and (iii) whose status as such has not terminated, which status shall terminate in any period of employment on the earlier of (A) the date set by the Committee acting in its absolute discretion, (B) the date his or her employment terminates for any reason whatsoever or (C) his or her Disability Benefit Date.

1.18 ERISA - means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

1.19 Health Care Expenses - means expenses for Medical Care, Dental Care and Vision Care.

1.20 Insurance Company - means the entity with whom the Company has contracted to provide for the payment of all reimbursable benefits under the CESP.

1.21 Medical Care - means medical care, as defined in Section 213(d) of the Code and regulations thereunder (except as such definition relates to Dental Care and Vision Care), for an eligible Participant and for his or her Dependents; provided, that the term Medical Care expressly shall not include (i) any treatment undertaken for any purpose that neither is authorized nor is supervised by a licensed physician or psychiatrist, (ii) any transportation primarily for and essential to the rendition of medical care, or (iii) any permanent improvements to property whether or not the particular improvement is related directly to medical care.

1.22 Newspaper Employee - means a Participant who was a participant in the CNEBP on December 31, 2004.

1.23 Normal Retirement Date - means the first day of the first month that coincides with, or immediately follows, the date on which a Participant has a Separation from Service on or after the date on which a Participant (a) reaches age sixty-five (65) and (b) completes five (5) or more years of Vesting Service.

1.24 Participant - means, an Employee or a former Employee who is receiving, or is eligible to receive, any benefit under the CESP. Each individual employed by the Company or a Participating Company on January 1, 2005 who was a participant in the Cox Executive Supplemental Plan or the CNEBP on December 31, 2004 shall continue as a Participant, subject to the provisions of the CESP. In accordance with Article 6, certain Employees will be deemed to be Participants for limited purposes under the CESP.

1.25 Participating Company - means any corporation that is a member of the controlled group of corporations, as defined for purposes of Section 1563(a)(1) of the Code, the common parent of which is the Company, which is so designated by the Company.

1.26 Pension Plan - means any defined benefit plan maintained by the Company or one of its affiliates under Section 401 of the Code in which a Participant participates.

1.27 Plan Administrator - means the Company.

1.28 Plan Year - means the calendar year.

1.29 Reimbursement-Eligible Participant - means a Participant or a Dependent who was receiving reimbursements of Health Care Expenses under the CNEBP as of December 31, 2004 or a Participant who is listed on Exhibit A.

1.30 Separation from Service - means a separation of employment within the meaning established by the Secretary of the Treasury for purposes of Section 409A of the Code.

1.31 Spouse - means ‘spouse’ as defined under the federal Defense of Marriage Act, 1 U.S.C. § 7. If the Defense of Marriage Act is no longer in effect, then, to the extent permitted by ERISA, ‘Spouse’ shall refer only to a person of the opposite sex who is a husband or a wife.

1.32 Trader SERP - means the Trader Publishing Company Supplemental Retirement Plan.

1.33 Vested Date - means the date on which an Employee has completed five (5) years of Vesting Service. Notwithstanding any provisions of the CESP to the contrary, the Vested Date for all Newspaper Employees shall be January 1, 2005.

1.34 Vesting Service - means as to each Participant his or her number of Years of Vesting Service, as credited in accordance with the terms of the Pension Plan. In addition, with respect to any Participant who is a former employee of Trader Publishing Company and who waived participation in the Trader SERP in accordance with the Agreement and Plan of Reorganization dated September 10, 2006, Vesting Service will include all years of service credited on behalf of such Participant under the Trader SERP.

1.35 Vision Care - means any treatment, procedure, service or device for an eligible Participant or for his or her Dependents that is undertaken, authorized, supervised or made by a licensed ophthalmologist, optometrist or optician and that is covered by the definition of medical care in Section 213(d) of the Code and the regulations thereunder; provided that coverage during each Plan Year shall be limited to a maximum of two pair of prescription eye glasses for the eligible Participant and for each of his or her Dependents.

ARTICLE 2

NORMAL RETIREMENT

2.1 Retirement Date. A Participant on his or her Normal Retirement Date shall receive a monthly benefit under which payments shall commence as of such Normal Retirement Date and shall continue as of the first day of each month thereafter during his or her lifetime; provided, that monthly benefit payments to any Participant listed in Exhibit A shall commence on such Participant’s Normal Retirement Date and continue as of the first day of each month thereafter during his or her lifetime, but for not less than 120 months. Notwithstanding the foregoing to the contrary, the monthly benefit of a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of a Participating Company whose stock is publicly traded on an established securities market shall commence the first day of the seventh month after his or her Normal Retirement Date; provided that payments to which such Participant would otherwise be entitled during the first six months following the date of Separation from Service, plus interest at a rate of 6% to reflect the delay in payment, are accumulated and paid on the first day of the seventh month following the date of Separation from Service.

2.2 Normal Retirement Benefit.

(a) General Rule. With respect to Participants who are not covered by Section 2.2(b) or (c), including any Newspaper Employee who was a Group One Employee as defined in the CNEBP, the amount of each monthly Normal Retirement Benefit shall (subject to Article 7) be equal to the greater of:

(i) The product of (a) two and one-half percent (2 1/2%) of his or her Average Compensation and (b) his or her total number of years of Benefit Service, provided, that the Normal Retirement Benefit shall not exceed fifty percent (50%) of his or her Average Compensation; provided that the Normal Retirement Benefit of a Newspaper Employee who is a Group Two Employee as defined in the CNEBP shall not exceed forty percent (40%) of his or her Average Compensation; or

(ii) The benefit to which the Participant would be entitled under the Pension Plan if the term “Compensation” were applied thereunder without regard to the limit on includable compensation imposed by Section 401(a)(17) of the Code.

(b) Special Rule for Former Trader SERP Participants. With respect to any Participant who is a former employee of Trader Publishing Company and who waived participation in the Trader SERP in accordance with the Agreement and Plan of Reorganization dated September 10, 2006, the amount of each monthly Normal Retirement Benefit shall (subject to Article 7) equal two percent (2%) of such Participant’s Average Compensation multiplied by years of Benefit Service up to a maximum of twenty (20).

(c) Special Rule for Rehired Employees. With respect to a Participant who has a vested Accrued Retirement Benefit, who Separates From Service and who subsequently becomes re-hired by the Company or a Participating Company before receiving a distribution under the CESP, the amount of each monthly Normal Retirement Benefit shall (subject to Article 7) be equal to the greater of:

(i) Such Participant’s Normal Retirement Benefit calculated in accordance with Section 2.2(a) or (b), whichever is relevant, as of such Participant’s original date of Separation from Service;

(ii) Such Participant’s Normal Retirement Benefit calculated in accordance with Section 2.2(a) or (b), whichever is relevant, as of each of such Participant’s subsequent dates of Separation from Service.

2.3 Minimum Retirement Benefit. Notwithstanding any other provisions of the CESP to the contrary, a Participant’s Normal Retirement Benefit at his or her Normal Retirement Date shall not be less than the greatest Accrued Retirement Benefit that could have been payable as a result of his or her Early Retirement under Article 3 of the CESP.

ARTICLE 3

EARLY RETIREMENT

3.1 Early Retirement Date. A Participant on his or her Early Retirement Date shall receive a monthly benefit under which payment shall commence as of such Early Retirement Date and shall continue as of the first day of each month thereafter during his or her lifetime; provided, that monthly benefit payments to any Participant listed in Exhibit A shall commence on such Participant’s Early Retirement Date and continue as of the first day of each month thereafter during his or her lifetime, but for not less than 120 months. Notwithstanding the foregoing to the contrary, the monthly benefit of a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of a Participating Company whose stock is publicly traded on an established securities market shall commence the first day of the seventh month after his or her Early Retirement Date; provided that payments to which such Participant would otherwise be entitled during the first six months following the date of Separation from Service, plus simple interest at a rate of 6% to reflect the delay in payment, are accumulated and paid on the first day of the seventh month following the date of Separation from Service.

3.2 Early Retirement Benefit. The amount of each monthly Early Retirement Benefit shall (subject to Article 7) equal the Participant’s Normal Retirement Benefit as determined in Section 2.2(a) or Section 2.2(b) of the CESP, reduced as follows. A Participant’s Early Retirement Benefit shall be reduced to account for early payment by a percentage thereof, which percentage equals one-third percent ( 1/3%) per month multiplied by the number of full months between the date as of which the payment of his or her Early Retirement Benefit commences and the later of (a) the date the Participant attains age sixty (60), or (b) the date on which the Participant would have completed twenty (20) years of Vesting Service if the Participant had not retired and had continued to work the same number of Hours of Service, as defined under the Pension Plan, as he or she had worked prior to retirement, but in no event later than the date the Participant attains age 65. Notwithstanding any provisions to the contrary, the amount of each such monthly Early Retirement Benefit for a Participant who has attained age sixty (60) and who has completed twenty (20) or more years of Vesting Service on his or her Early Retirement Date shall not be reduced to account for early payment, and the monthly Early Retirement Benefit payable to a Participant who is between age fifty-five (55) and sixty (60) on his or her Early Retirement Date, and who has completed twenty (20) years of Vesting Service on such Early Retirement Date, shall be reduced to account for early payment only by the number of months between the date his or her Early Retirement Benefit commences and the date on which the Participant would have attained age sixty (60).

ARTICLE 4

DISABILITY BENEFIT

4.1 Disability Benefit. A Disabled Participant shall continue to receive his or her normal basic salary (as in effect on the day before his or her Disability Benefit Date) until the day immediately preceding the first anniversary of his or her Disability Benefit Date, his or her date of death, or the date his or her designation as a Disabled Participant is terminated by the Committee, whichever occurs first and, in the event he or she remains a Disabled Participant on the first anniversary of his or her Disability Benefit Date, he or she shall (subject to Article 7 and Section 4.5 hereof) receive thereafter, a monthly Disability Benefit equal to sixty percent (60%) of his or her Average Compensation (determined as of his or her Disability Benefit Date) under which payment shall commence as of the first day of each month thereafter during his or her lifetime, or until the Participant’s designation as a Disabled Participant is terminated by the Committee. Notwithstanding the foregoing, a Newspaper Employee’s Disability Benefit shall equal the Applicable Percentage of his or her Average Compensation (determined as of his or her Disability Benefit Date). Notwithstanding the foregoing, any benefits payable to a Disabled Participant under this Article 4 of the CESP shall be offset on a dollar-for-dollar basis by the aggregate of any benefits paid to the Disabled Participant under the Cox Enterprises, Inc. Long-Term Disability Plan, from a short-term disability plan maintained by the Company or any subsidiary of the Company, from the Federal Social Security Administration (primary insurance benefits only) and under any state and local workers compensation law. In no event will a Participant who is eligible for a benefit under the terms of Section 2.2(b) of the CESP be designated a Disabled Participant for purposes of this Article 4.

4.2 Reinstatement as Active Employee. The period that begins on a Disabled Participant’s Disability Benefit Date and ends on the date his or her designation as such is terminated shall be deemed for purposes of the CESP to be a leave of absence authorized by the Committee only in the event that (1) the date on which such designation is terminated coincides with the date of his or her reinstatement as an active and full-time Employee, and (2) he or she is redesignated after such reinstatement as an Employee under the CESP.

4.3 Preemption of Other Compensation. The payment of a monthly Disability Benefit under the CESP shall be in lieu of any other current compensation payment to the Disabled Participant from the Company, exclusive, however, of any benefit payments under the Cox Enterprises, Inc. Long-Term Disability Plan.

4.4 Death. In the event that a Disabled Participant dies before the first anniversary of his or her Disability Benefit Date, his or her death benefit under this Article 4 shall be determined under Section 5.1 and paid to his or her Beneficiary as if the Disabled Participant had been an active and full-time Employee on his or her date of death. In the event that a Disabled

Participant dies on or after the first anniversary of his or her Disability Benefit Date but before 120 monthly Disability Benefit payments have been made to him or her and he or she is a Disabled Participant on his or her date of death, then the balance of such 120 monthly Disability Benefit payments shall continue to be paid each month on behalf of the Disabled Participant to his or her Beneficiary.

4.5 Lapse of Disability Benefit. Notwithstanding other provisions of this Article 4 to the contrary, payment of a monthly Disability Benefit to a Disabled Participant will cease as of the date he or she attains age 65. Thereafter, and of such date, the Disabled Participant will be eligible to receive a benefit under the CESP under the terms of Article 2 hereof, determined as if the Disabled Participant had retired on such last date. For purposes of this Section 4.5, the Disabled Participant’s Average Compensation shall be determined as of the date he or she first became disabled.

ARTICLE 5

DEATH BENEFIT

5.1 Pre-Retirement Death Benefit for Active Employees.

(a) General Rule. In the event that a Participant dies while an active and full-time employee, his or her Beneficiary shall (subject to Section 5.1(b) below) receive a monthly benefit under which payments shall commence as of the first day of the first month that immediately follows the date of the Participant’s death and that shall continue as of the first day of each month thereafter until a total of 120 such payments have been made on behalf of the Participant. Notwithstanding the foregoing, for amounts that become payable on or after January 1, 2007, the preretirement death benefit shall be payable in the form of an Actuarial Equivalent lump sum. The amount of this preretirement death benefit shall (subject to Section 5.1(b) below) equal the greater of (1) the Participant’s Applicable Percentage of his or her Average Compensation on his or her date of death, or (2) in the event a Participant dies on or after the date he or she reaches age fifty-five (55) and completes at least ten (10) years of Vesting Service, the Participant’s benefit as determined under Section 3.2 or (if otherwise eligible) Section 2.2 as if he or she had retired immediately before he or she died.

(b) Special Rules. In the event that a death benefit is payable on behalf of a Participant to his or her Spouse under the Pension Plan, (1) the amount of each monthly benefit payment described in Section 5.1(a) above made to a Beneficiary shall be offset by the Actuarial Equivalent value of the monthly death benefit payable to such Spouse under the Pension Plan, whether or not such death benefit currently is being paid, and (2) such Spouse (in the event he or she also is the Participant’s Beneficiary for purposes of Section 5.1(a) above) shall have the right to request the payment of such net death benefit under the CESP in the form of an Actuarial Equivalent life annuity benefit that is payable only for such Spouse’s lifetime and that commences as of the same date as the payment of that Spouse’s death benefit hereunder otherwise would have commenced under Section 5.1(a) of the CESP and, in the event the Committee approves such a request, such Spouse’s net death benefit under the CESP shall be paid only in that form. Notwithstanding the foregoing, for amounts that become payable on or after January 1, 2007, the preretirement death benefit shall be payable in the form of an Actuarial Equivalent lump sum.

5.2 Pre-Retirement Death Benefit for Terminated Employees. In the event of the death of a Participant who is entitled to an Accrued Retirement Benefit in accordance with Article 6 prior to the commencement of such monthly benefit, his or her Beneficiary shall receive a benefit payable under the terms of Section 5.1 as if the Participant still was an active and full-time employee on the date of his or her death. For the purpose of this Section 5.2, a Participant’s Average Compensation shall be determined as of the last date of his or her employment with the Company.

5.3 Post-Retirement Death Benefit. In the event a Participant dies after his or her active and full-time employment has terminated by reason of his or her retirement under Article 2 or Article 3 of the CESP, no retirement death benefit shall be payable on behalf of such Participant except to the extent he or she elected a benefit payment form under Article 8 that includes a death benefit. Notwithstanding the foregoing, a benefit payable to a Participant listed in Exhibit A in the form of benefit described in Section 8.1(b) of the CESP will continue for 120 months following the benefit commencement date.

ARTICLE 6

VESTED BENEFIT

6.1 Vested Date. A Participant whose status as an Employee terminates on or after his or her Vested Date but before he or she is eligible for a benefit under Article 2, Article 3 or Article 4 of the CESP shall (subject to Article 7) be entitled to receive a monthly benefit equal to his or her Accrued Retirement Benefit, under which payment shall commence as of his or her Normal Retirement Date, if he or she is then living, and that shall continue as of the first day of each month thereafter only for his or her lifetime; provided that the monthly benefit of a Participant with ten (10) or more years of Vesting Service shall commence on the first day of the first month coinciding with or immediately following the date such Participant attains age fifty-five (55). Notwithstanding the foregoing to the contrary, the monthly benefit of a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of a Participating Company whose stock is publicly traded on an established securities market shall commence no earlier than the first day of the seventh month after the date he or she incurs a Separation from Service; provided that payments to which such Participant would otherwise be entitled during the first six months following the date of Separation from Service, plus simple interest at a rate of 6% to reflect the delay in payment, are accumulated and paid on the first day of the seventh month following the date of Separation from Service.

6.2 Vested Benefit. The Accrued Retirement Benefit of a Participant that commences before his or her Normal Retirement Date shall be reduced by a fractional amount thereof, where the applicable fractions are as follows:

(a) 1/180 for each month between his or her Normal Retirement Date and the date sixty (60) months prior to his or her Normal Retirement Date; and

(b) 1/360 for each month between the date on which the benefit payment under this Article 6 commences and the date that is sixty (60) months prior to his or her Normal Retirement Date.

No death benefit shall be payable under the CESP on behalf of such a Participant in the event he or she dies after the date payment of his or her Accrued Retirement Benefit commences except to the extent he or she elected a benefit payment form under Article 8 that includes a death benefit. No retirement benefit whatsoever shall be payable under the CESP to, or on behalf of, a Participant whose status as an Employee terminates before his or her Vested Date unless such benefit is payable under Article 4.

6.3 Special Rule for Certain Pilots. With respect to an Employee (a) who is employed as a pilot on January 1, 2007 or who is employed as a pilot on a later date and is designated as a Participant only for purposes of this Section 6.3 by the Committee, (b) who becomes eligible to participate in the CESP on or after January 1, 2007, and (c) whose status as an Employee terminates during the year in which such Participant attains age sixty, such Employee shall be deemed a Participant in the CESP solely for the purpose of receiving a benefit pursuant to this Section 6.3. Such benefit shall be payable upon such Participant’s Separation from Service regardless of such Participant’s years of Vesting Service. The amount of each monthly benefit shall (subject to Article 7) equal the amount that would be payable to such Participant under the Pension Plan, as determined under the terms of the Pension Plan, if such Participant were credited with five (5) additional Years of Benefit Service under the Pension Plan. For purposes of this Section 6.3, the benefit reduction factors in Section 6.2 of the CESP and under the terms of the Pension Plan do not apply. Participants receiving a benefit pursuant to this Section 6.3 shall not be deemed to be Participants for any other purpose under the CESP.

ARTICLE 7

NO DUPLICATION OF BENEFITS

The benefits payable under the CESP shall not duplicate benefits payable under the Pension Plan. No benefit therefore shall be payable to a Participant under the CESP unless his or her monthly benefit under the CESP exceeds the total monthly benefit payable to such Participant under the Pension Plan, whenever such benefit becomes payable, and, in the event a benefit is payable under the CESP to such a Participant, the actual amount of such benefit payable under Article 2, Article 3. Article 4 or Article 6 shall equal the excess, if any, of the Participant’s benefit as described in the applicable article over the total benefit, if any, payable to such Participant under the Pension Plan, where for purposes of determining such excess:

(a) In the event that the Participant’s benefit (if any) under the Pension Plan and under the CESP are paid in the form of an annuity payable monthly for the lifetime of the Participant (but for not less than 120 months with respect to a Newspaper Employee), the total benefit under the Pension Plan and the CESP shall be expressed (according to the terms of the Pension Plan) as an annuity payable monthly for the lifetime of a Participant (but for not less than 120 months with respect to a Newspaper Employee), which commences as of the date his or her benefit is scheduled to commence under the CESP, and

(b) In the event that the Participant’s benefit (if any) under the Pension Plan or under the CESP are paid other than in the form of an annuity payable monthly for the lifetime of the Participant (but for not less than 120 months with respect to a Newspaper Employee), the total benefit under the Pension Plan shall be expressed, on an Actuarial Equivalent basis, in the form of the benefit payable under the CESP.

Notwithstanding the above, the Participant’s annualized Normal Retirement Benefit, Early Retirement Benefit or Accrued Retirement Benefit, whichever is applicable, shall not be less than the annual benefit to which the Participant would be entitled under the Pension Plan that is in excess of the limits on annual benefits pursuant to Section 415(b) of the Code as of January 1 of the calendar year in which retirement occurs or in which the Participant attains age sixty-five (65), whichever is later; for this purpose, any such excess will be computed on the basis of the form of benefit actually payable to the Participant under the Pension Plan.

In no event will a Participant who is eligible for a benefit under the terms of Section 2.2(b) of the CESP receive a benefit under the CESP that is less than an amount equal to such Participant’s accrued benefit payable under the Trader SERP as of September 10, 2006.

ARTICLE 8

BENEFIT PAYMENT FORMS

8.1 Benefit Payment Forms. A Participant who is eligible for the payment of a CESP benefit under Article 2, Article 3 or Article 6 shall have the right to request the payment of such benefit in one of the benefit payment forms described in paragraph (a) through paragraph (d) below. The value of any form of benefit elected or requested by a Participant or a former

Participant shall be the Actuarial Equivalent of his or her benefit as determined under the CESP. In the event the Committee approves his or her request, his or her benefits shall be paid in that form. However, in the event a Participant fails to make a timely request or in the event the Committee does not approve a request, his or her benefit shall be paid in the form described in (a) below; provided that for benefits payable under Article 2 and Article 3 with respect to Participants listed in Exhibit A who fail to make a timely request or in the event the Committee does not approve a request, his or her benefit shall be paid in the form described in (b) below. All benefit payments will commence at the time specified under Article 2, Article 3, or Article 6 of the CESP, whichever is applicable.

(a) An annuity payable monthly only for the lifetime of the Participant.

(b) A joint and 50% survivor annuity, which is payable in monthly installments for the life of a Participant and thereafter for the life of his or her Spouse, if the Spouse survives, where (1) the identity of such Spouse shall be established on the date of which benefit payments first are scheduled to commence under this form to the Participant and thereafter shall not be changed for any reason whatsoever, and (2) the amount of the monthly annuity payable to such surviving Spouse at the death of the Participant shall equal 50% of the monthly annuity which was payable to the Participant during his or her lifetime.

(c) Except with respect to any Participant entitled to a benefit under the provisions of Section 2.2(b) of the Plan, a single life annuity for the life of the Participant or the former Participant which is payable in monthly installments, provided, that in the case of the death of the Participant or of the former Participant after the commencement of benefit payments but prior to the receipt of either 60 (or 120) monthly installments, as he or she elects, the balance of such 60 (or 120) installments shall be paid to his or her Beneficiary until a total of 60 (or 120) installments have been paid to or on behalf of such Participant or former Participant.

(d) An annuity payable in monthly installments for the life of the Participant or the former Participant and for the life of his or her Contingent Annuitant, if the Contingent Annuitant survives the Participant or the former Participant, under which the amount of the monthly installment payable to the Contingent Annuitant shall equal either 50 percent, 66  2/3 percent, or 100 percent, as the Participant or the former Participant elects, of the amount of each monthly installment payable to the Participant or to the former Participant during his or her lifetime; provided that, effective January 1, 2008, Participants may not elect such an annuity under which the amount of the monthly installment payable to the Contingent Annuitant is 66  2/3 percent and that, effective January 1, 2008, except with respect to any Participant entitled to a benefit under the provisions of Section 2.2(b) of the Plan, Participants may elect such annuity under which the amount of the monthly installment payable to the Contingent Annuitant is 75 percent.

8.2 Involuntary Cash-out. If the present value of the benefit payable under Article 2, Article 3, or Article 6 of the CESP, and all similar arrangements in accordance with Section 409A of the Code, is $10,000 or less, then, notwithstanding any other CESP provision, payment of such benefit shall be made as soon as practicable to such Participant in the form of a lump sum payment; provided the payment accompanies the termination of the entirety of the Participant’s interest in the CESP and all similar arrangements in accordance with Section 409A of the Code. Such payment will be made on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service. Notwithstanding the foregoing to the contrary, any lump-sum payment made pursuant to the previous sentence to a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of a Participating Company whose stock is publicly traded on an established securities market shall be made no earlier than the first day of the seventh month after the date he or she separates from service and shall include simple interest at a rate of 6% to reflect the delay in payment.

ARTICLE 9

MEDICAL, DENTAL AND VISION CARE REIMBURSEMENT

9.1 Description of Reimbursable Benefits. The Company shall reimburse a Reimbursement-Eligible Participant in accordance with Section 9.2 for one hundred percent (100%) of the expenses such Participant and his or her Dependents actually incur for Medical Care during a Plan Year and for seventy-five percent (75%) of the expenses that such Participant and his or her Dependents actually incur for Dental Care and Vision Care during a Plan Year, provided the total amount of expenses incurred and reimbursed to or on behalf of such a Participant with respect any expenses actually incurred in any Plan Year shall not exceed five thousand dollars ($5,000). The amount of expenses that is reimbursed with respect to any Plan Year shall not affect the amount of expenses incurred during any other Plan Year that is subject to reimbursement. No reimbursement shall be made under Article 9 of the CESP with respect to any Health Care Expenses to the extent that such expenses are reimbursed or are reimbursable through insurance or otherwise, including any welfare plan sponsored by the Company or any of the Participating Companies. Notwithstanding the foregoing, no reimbursements will be made to or on behalf of any Participant under Article 9 if the Participant or his or her Dependents fail to comply with all cost containment provisions applicable thereto under the terms of the Cox Enterprises, Inc. Welfare Benefit Plan.

9.2 Reimbursement Procedure.

(a) General. No reimbursement shall be made under Article 9 of the CESP unless a timely written claim for reimbursement has been submitted by, or on behalf of, the eligible Participant. A Health Care Expense shall be treated as incurred for purposes of the CESP on the date of the performance of the service, treatment or other activity for which such expense was charged. A reimbursement claim for a Health Care Expense must be submitted on a form satisfactory to the Committee not later than the thirtieth day of June following the end of the Plan Year in which the Health Care Expense was incurred and must include the following: (i) a copy of the bill or receipt for payment for each Health Care Expense item; (ii) a copy of any claim for reimbursement from any other source other than the CESP; (iii) a statement that no deduction under Section 213(a) of the Code has or will be claimed for any Health Care Expense for which reimbursement is claimed under the CESP; and (iv) a statement by such Participant (or by the person who submits the claim on his or her behalf) that to the best of his or her knowledge and belief: (A) the amount claimed under the CESP was paid or incurred for Medical Care, Dental Care and Vision Care for the Participant or for his or her Dependents and was not reimbursed or is not reimbursable by insurance or otherwise, and (B) the Participant and his or her Dependents were covered to the maximum extent allowable under the Cox Enterprises, Inc. Welfare Benefit Plan, and, if either or both qualified, the Participant or his or her Spouse, or both, has applied to enroll, or has enrolled, in Medicare. The Committee shall be entitled to rely on the information presented in any reimbursement claim as a true and correct statement of all material facts. Any reimbursement claim that is submitted on a timely basis shall be paid or denied within a reasonable period after the Committee receives such claim, and all claims shall be paid or denied no later than December 31 of the Plan Year following the year in which the Health Care Expense was incurred.

(b) Claim Review Procedure. In the event that all or any portion of a reimbursement claim submitted by, or on behalf of, a Reimbursement-Eligible Participant is denied by the Insurance Company, the Committee will prepare and deliver to such Participant (or to the person who submitted the claim on his or her behalf) written notice of the denial in accordance with then applicable ERISA claims procedure regulations and, in the event a written request for a review of that denial is filed on a timely basis, the denial shall be reviewed by the Insurance Company in a manner consistent with such regulations.

(c) Participating Company. The Committee shall designate one employee of each Participating Company to serve as its agent and to perform such functions as the Committee shall direct, including assisting Reimbursement-Eligible Participants in filing claims, providing pertinent records and copies of the claims with respect to any benefit reimbursed or reimbursable under the Cox Enterprises, Inc. Welfare Benefit Plan, Medicare or any other source, and disbursing reimbursement checks to the Participants. To the extent a Reimbursement-Eligible Participant requests such assistance from the Committee, Company or Plan Administrator, such Participant shall be obligated to sign a consent form authorizing the Plan Administrator or an agent of the Plan Administrator to use and disclose protected health information (as that term is defined under the Health Insurance Portability and Accountability Act of 1996) for purposes of carrying out plan administration functions that the Plan Administrator performs including activities undertaken to determine or provide benefits to Participants under the CESP (e.g., eligibility determinations, benefits coordination, claims adjudication, investigation and resolving of payment disputes, responding to participant inquiries about payments and obtaining payment under a contract for reinsurance).

(d) Source of Reimbursement. All reimbursements made under Article 9 of the CESP shall be paid directly by the Insurance Company. No Participant shall have any claim for payment against the Company or a Participating Company as a result of his or her participation under Article 9 of the CESP.

9.3 Participation In Health Care Programs. No Reimbursement-Eligible Participant shall be eligible for any reimbursement for any Plan Year unless the Participant or his or her Dependents are covered for such Plan Year to the maximum extent allowable under the Cox Enterprises, Inc. Welfare Benefit Plan. Similarly, no Reimbursement-Eligible Participant shall be eligible for any reimbursement for any Plan Year in which the Participant or his or her Spouse is or becomes eligible for coverage under Medicare unless the Participant and his or her Spouse, as appropriate, enroll and remain enrolled under full Medicare coverage (including both Parts A, B and D).

9.4 Termination of Participation.

(a) General Rule. Except as provided below, a Reimbursement-Eligible Participant’s status as such for the purposes of Article 9 of the CESP, including the right to receive reimbursement for any incurred Health Care Expenses, shall terminate automatically upon the termination of his or her employment with the Company or with a Participating Company or, if sooner, upon either the termination of the CESP by the Company, the amendment of the CESP to terminate the provisions of Article 9 or the termination of participation in the CESP by the Participating Company by which he or she is employed. Notwithstanding the foregoing, a Participant’s eligibility for benefits under this Article 9 may be terminated as of the last day of any Plan Year by the Committee acting in its absolute discretion.

(b) Exceptions. A Reimbursement-Eligible Participant shall remain entitled to reimbursement of Health Care Expenses incurred by such Participant and his or her Dependents after termination of employment only under the following terms, conditions and circumstances:

(i) if such a Participant dies prior to the date of his or her termination of employment, then his or her Spouse and Dependent Children, if any, will continue to be eligible for the reimbursement of Health Care Expenses, subject to the dollar limitations set forth in Section 9.1 hereof and the satisfaction of all other requirements set forth in this Article 9, until the earlier of the last day of the ten (10) year period immediately following the Participant’s date of death or the date the Spouse remarries, provided, that if such a Participant dies after he or she has attained age fifty-five (55), then his or her Spouse and Dependent Children, if any, will continue to be eligible for the reimbursement of Health Care Expenses, subject to the dollar limitations set forth in Section 9.1 hereof and the satisfaction of all other requirements set forth in this Article 9, until the earlier of the date the Spouse remarries or dies;

(ii) if such a Participant terminates from employment on or after he or she has attained age fifty-five (55), then such a Participant and his or her Dependents will continue to be eligible for the reimbursement of Health Care Expenses, subject to the dollar limitations set forth in Section 9.1 hereof and the satisfaction of all other requirements set forth in this Article 9, through until the date of such Participant’s death; and

(iii) in the event that a Participant who is entitled to the reimbursement of Health Care Expenses under the provisions of subsection (ii) above, dies earlier than the last day of the ten (10) year period immediately following the Participant’s date of termination of employment, then his or her Spouse and Dependent Children, if any, will continue to be eligible for the reimbursement of Health Care Expenses, subject to the dollar limitations set forth in Section 9.1 hereof and the satisfaction of all other requirements set forth in this Article 9, until the earlier of the last day of such ten (10) year period or the date the Spouse remarries, provided, that if such a Participant dies after the last day of the ten (10) year period immediately following the Participant’s date of termination of employment, then his or her Spouse and Dependent Children, if any, will continue to be eligible for the reimbursement of Health Care Expenses, subject to the dollar limitations set forth in Section 9.1 hereof and the satisfaction of all other requirements set forth in this Article 9, until the earlier of the date six (6) months after the date of the Participant’s death or the date the Spouse remarries.

ARTICLE 10

SOURCE OF RECORDS AND BENEFIT PAYMENTS

10.1 Records. All records relating to the accrual and disbursement of retirement benefits to, or on behalf of, a Participant or a Disabled Participant of the CESP shall be maintained by the Company.

10.2 Participating Employer Who Pays Benefits. All retirement benefits that have accrued under the CESP to, or on behalf of, a Participant or a Disabled Participant shall be paid by the Company or by the Participating Company that is the Participant’s employer on the date his or her status as an Employee last terminates.

10.3 Participant List. The Committee shall at all times maintain a current list of all Participants, all Disabled Participants, all Participants whose employment was terminated after their Vested Date, and all persons receiving benefits, and said list shall contain such other information as the Committee shall deem appropriate.

10.4 Source of Benefit Payments. Any person who claims a retirement benefit under the CESP shall look solely to the general assets of the Participating Employer obligated to make such payments under Section 10.2, and such person’s interest in those assets shall not be superior or senior to the claim of any other general and unsecured creditor of the Participating Company.

ARTICLE 11

SPECIAL PROVISIONS

11.1 Misconduct. If the Committee finds that any Participant, regardless of whether or not he currently is receiving benefits under the CESP, engaged in (1) misconduct resulting in a detriment to the Company, (2) dishonesty that results in financial loss to the Company, (3) malicious destruction of any property of the Company or a Participating Company or (4) a felony for which he or she is convicted that arises out of his or her employment by the Company, the Committee may, notwithstanding any other provision in the CESP to the contrary and in accordance with uniform rules to be adopted and administered by it, direct forfeiture of all benefits of such Participant under the CESP.

11.2 Application for Benefits. In the event any retirement benefit becomes payable under the CESP and no application therefore has been filed by any such person within two (2) years from the date such benefit becomes payable, such benefit shall be forfeited. In the event an application has been filed for a retirement benefit prior to the time such retirement benefit becomes payable under the CESP and the Committee is unable through reasonable efforts, the expense of which shall not exceed two hundred dollars ($200.00), to locate the person or persons who are legally entitled to receive such retirement benefit within two (2) years of the date such retirement benefit becomes payable under the CESP, such retirement benefit shall also be forfeited.

ARTICLE 12

MANAGEMENT COMMITTEE

12.1 General. The Committee shall be the Named Fiduciary for the CESP and shall consist of not less than three (3) Employees who shall be appointed by and shall serve at the pleasure of the Board. A member can resign at any time by delivering his or her written resignation to the Board. A member of the Committee may be a Participant but, in such case, a claim submitted by one member of the Committee as a Participant shall be reviewed by one or more other members of the Committee.

The Company shall indemnify each member of the Committee for any liability, assessment, loss, expense or other cost of any kind or description whatsoever, including legal fees and expenses, actually incurred by a member on account of any action or proceeding, actual or threatened, which arises as a result of being a member of the Committee.

12.2 Powers. The Committee shall have control over the administration of the CESP, with all powers necessary to enable it properly to carry out its duties in this respect, including, without limitation, the designation of Employees as Participants and the power to waive any conditions or limitations stated in the CESP whenever the Committee, acting in its absolute discretion, deems such a waiver to be appropriate under the circumstances. The Committee may appoint in writing such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents those powers and duties, whether ministerial or discretionary, which it deems expedient or appropriate. In the event that any agent so appointed is not an employee of the Company or of a Participating Company, such agent’s compensation shall be fixed by the Committee and shall be paid by the Company.

12.3 Records. The Committee shall maintain a current record of all Participants and of the reimbursement claims submitted by each Participant during each Plan Year.

ARTICLE 13

AMENDMENT AND TERMINATION

13.1 Amendment. The CESP may be amended in any respect and at any time by the Board in the exercise of its sole discretion. Any such amendment automatically shall be binding on each Participating Company.

13.2 Termination. The Company reserves the right to terminate and liquidate the CESP at any time and to cease the accrual of benefits hereunder; provided that: (1) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (as defined under Section 409A of the Code); (2) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A of the Code if the Participants in the Plan have accrued benefits under such agreements, methods, programs, and other arrangements; (3) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (4) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (5) the Company does not adopt a new plan that would be aggregated with the Plan under Section 409A of the Code if the Participants participated in both plans, at any time within 3 years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan. However, in the event the CESP is terminated during a Plan Year, each Participant listed in Exhibit A at such time shall be entitled to submit a reimbursement claim under Article 9 for Health Care Expenses incurred by the Participant listed in Exhibit A and by his or her Dependents on or before the date the CESP is terminated.

ARTICLE 14

MISCELLANEOUS

14.1 Headings. The headings and subheadings in the CESP have been inserted for convenience of reference only and are to be ignored in any construction of the CESP provisions.

14.2 Construction. In the construction of the CESP, the singular shall include the plural in all cases in which such meaning would be appropriate. The CESP shall be construed in accordance with the laws of the State of Georgia.

14.3 Agent for Service of Process. The agent for service of process for the CESP shall be the person currently listed in the records of the Secretary of State of Georgia as the agent for service of process for the Company.

14.4 Plan Administrator. The Company shall be the Plan Administrator of the CESP for purposes of compliance with the ERISA reporting and disclosure requirements.

14.5 No Assignment. The benefits provided under the CESP may not be alienated, encumbered or assigned by a Participant, a Disabled Participant, a Spouse or a Beneficiary.

14.6 Effect of CESP. The CESP shall not constitute a contract of employment for any definite term and shall not affect or impair the right of either party to terminate the employment relationship at any time.

14.7 Legal Competency. The Committee may, in its discretion, make payment either directly to an incompetent or disabled person, whether because of minority or mental or physical disability, or to the guardian of such person, or to the person having custody of such person, without further liability on the part of the Company, a Participating Company, the Committee, or any person, for the amounts of such payment to the person on whose account such payment is made.

14.8 Reimbursement Benefits. Each Participant listed on Exhibit A to the CESP shall be entitled to all benefits provided under Article 9 as if such Participant was a Newspaper Employee.

14.9 Compliance with Code Section 409A. The CESP is intended to comply with the requirements of Code Section 409A and regulations and other guidance thereunder. The Committee shall interpret the CESP provisions in a manner consistent with the requirements of Code Section 409A and regulations and other guidance thereunder.

Exhibit A

[Newspaper Employees]

[Grandfathered CESP Participants]